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                                                                EXHIBIT 10.25


                          Trikon Technologies, Inc.
                                Ringland Way
                           Newport, Gwent NP6 2TA


October 27, 1998


PRIVATE AND CONFIDENTIAL

Mr. Nigel Wheeler
Summerhill
Chapel Close, Pwllmeyric
Chepstow, Gwent NP6 6HW

Dear Nigel:

          On behalf of Trikon Technologies, Inc. ("Trikon" or the "Company"), we are delighted to extend to you the offer to become Chief Executive Officer of
Trikon.   As Chief Executive Officer, you will report to the Board of Directors and will be expected to perform services, acts and duties connected with your position in such a manner as the Board of Directors from time to time may direct. You will also continue to serve on the Board of Directors.

          Upon your acceptance of this offer, you will receive stock options exercisable for 200,000 shares of Common Stock of the Company pursuant to the 1991 Stock Option Plan. On or about January 1, 1999, the Company will grant you additional options exercisable for 500,000 shares of Common Stock. The aforementioned options will vest in four equal annual installments commencing on the anniversary of your acceptance of this offer. In addition, subject to approval of the Company's shareholders at the Company's next annual meeting of shareholders, if required, the Company will grant additional options exercisable for the number of shares of Common Stock equal to 2% of the Company's then outstanding Common Stock on a fully diluted basis. You are authorized to direct the Company to allocate all or a portion of such options to other members of management.

          Except as set forth herein, the terms of your employment pursuant to the Employment Agreement, dated November 15, 1997, between Trikon Technologies, Inc. and you shall remain in full force and effect and is ratified and confirmed.

          Nigel, we are excited by the prospect of you leading Trikon. We believe that you are the right person for the job and look forward to working with you to rebuild Trikon.
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                           Trikon Technologies, Inc.

Mr. Nigel Wheeler                                               October 27, 1998
                                                                          Page 2


          If you are in agreement, please sign where indicated below.


Very truly yours,


Chris D. Dobson
Chairman of the Board



Accepted this ____ day of October, 1998.



___________________________
Nigel Wheeler